Exhibit 99.1

NEWS

RELEASE

Media Relations:	Investor Relations:

ARAMARK Corporation	ARAMARK Corporation
Kristine Grow, 215-238-3538	Bobbi Chaville, 215-238-3726
grow-kristine@aramark.com	chaville-bobbi@aramark.com

ARAMARK REPORTS RECORD THIRD-QUARTER SALES OF $2.8 BILLION,

EARNINGS PER SHARE INCREASE 15 PERCENT TO $0.38

PHILADELPHIA, August 10, 2005 – ARAMARK Corporation (NYSE: RMK), a world leader in managed services, today reported record sales of $2.8 billion for the 2005 third quarter, up 8 percent from the prior year quarter.

Net income increased 11 percent over the 2004 third quarter to $71.4 million and diluted earnings per share increased 15 percent to $0.38.

Year-to-Date Results

Sales for the first nine months of the 2005 fiscal year increased 8 percent to a record $8.2 billion. Net income was up 10 percent to $196.9 million and diluted earnings per share increased 13 percent to $1.04.

Chief Executive Officer’s Comments

“Building on our solid year-to-date results, we saw continued improvement in both sales and margins in the third quarter,” said Joseph Neubauer, Chairman and Chief Executive Officer of ARAMARK. “I am very pleased that the operating margin in our U.S. food and support services segment increased by about 30 basis points. We are delivering on our financial objectives by generating record sales, strong cash flow and double-digit earnings per share growth. We are continuing to win significant new business and are adding value for our clients and customers.”

Food and Support Services

In ARAMARK’s Food and Support Services – U.S. segment, sales were $1.8 billion, up 4 percent from the year-ago quarter. Organic sales growth was also 4 percent, as solid base business growth was in part offset by the anticipated loss of two baseball stadiums. Segment operating income increased 9 percent to $97.7 million and the operating margin improved 30 basis points over the prior year quarter to 5.4 percent.

In the Food and Support Services – International segment, sales increased 25 percent to $594 million, including a 7 percentage point currency translation benefit. Organic growth was 8 percent, driven primarily by growth in Germany, Chile, Canada and Spain. Segment operating income was $21.3 million, up 11 percent from the year-ago quarter. Currency translation contributed approximately 5 percentage points to the operating income growth rate.

Uniform and Career Apparel

Sales in ARAMARK’s Uniform and Career Apparel – Rental segment were $283 million, up 8 percent from the year-ago quarter. Organic growth was 5 percent. Segment operating income increased 8 percent to $31.3 million.

In the Direct Marketing segment, sales were $100 million, a decrease of 4 percent from the year-ago quarter. Operating income was $2.6 million, up 6 percent from the prior year quarter.

Financial Guidance

For fiscal year 2005, ARAMARK expects sales of $10.9 billion to $11 billion. Excluding the net impact of the second quarter’s real estate gain and International write-off, which increased earnings per share by $0.02, the company expects full-year diluted earnings per share between $1.52 and $1.55.

Conference Call and Related Financial Information

In conjunction with its third quarter earnings release, ARAMARK will discuss its results in a conference call broadcast live over the Internet on August 10, 2005 at 10:00 a.m. Eastern Time. Interested parties are invited to log on to http://www.aramark.com to listen to this webcast. A recording of the conference call will be available on that Website.

The balance sheet, income statement and other financial information related to the third fiscal quarter of 2005 are attached to this press release and can also be found on the Investor Relations section of ARAMARK’s website at http://www.aramark.com.

Certain previously undisclosed financial information, as well as reconciliations of non-GAAP financial measures that are disclosed in the conference call, will also be available on the Investor Relations section of ARAMARK’s website.

About ARAMARK

ARAMARK Corporation is a world leader in providing award-winning food and facilities management services to health care institutions, universities and school districts, stadiums and arenas, and corporations, as well as providing uniform and career apparel. ARAMARK was ranked number one in its industry in the 2005 FORTUNE 500 survey and was also named one of “America’s Most Admired Companies” by FORTUNE magazine in 2005, consistently ranking since 1998 as one of the top three most admired companies in its industry as evaluated by peers. Headquartered in Philadelphia, ARAMARK has approximately 242,500 employees serving clients in 20 countries.

Forward-Looking Statements

Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe,” “look to” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.

These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause such a difference include: unfavorable economic conditions, ramifications of any future terrorist attacks or increased security alert levels; increased operating costs, including labor-related and energy costs; shortages of qualified personnel or increases in labor costs; costs and possible effects of union organizing activities; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs; our ability to integrate and derive the expected benefits from recent acquisitions; competition; decline in attendance at client facilities; unpredictability of sales and expenses due to contract terms and terminations; the risk that clients may become insolvent; the contract intensive nature of our business, which may lead to client disputes; high leverage; claims relating to the provision of food services; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to food service, the environment, Federal and state employment laws and wage and hour laws; import and export controls and customs laws; dram shop litigation; inability to retain current clients and renew existing client contracts; determination by customers to reduce outsourcing and use of preferred vendors; seasonality; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of and elsewhere in ARAMARK’s SEC filings, copies of which may be obtained by contacting ARAMARK’s investor relations department via its web site www.aramark.com.

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ARAMARK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	July 1, 2005	July 2, 2004
Sales	$2,792,366	$2,594,924

Costs and Expenses:
Cost of services provided	2,533,272	2,356,471
Depreciation and amortization	79,410	74,781
Selling and general corporate expenses	35,752	31,722

	2,648,434	2,462,974

Operating income	143,932	131,950
Interest and other financing costs, net	32,222	30,873

Income before income taxes	111,710	101,077
Provision for income taxes	40,327	36,617

Net income	$71,383	$64,460

Earnings Per Share:
Basic	$0.38	$0.34
Diluted	$0.38	$0.33

Weighted Average Shares Outstanding:
Basic	186,264	189,446
Diluted	188,078	193,777

ARAMARK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Nine Months Ended
	July 1, 2005	July 2, 2004
Sales	$8,181,741	$7,571,310

Costs and Expenses:
Cost of services provided	7,437,654	6,881,367
Depreciation and amortization	235,962	218,106
Selling and general corporate expenses	104,347	95,217

	7,777,963	7,194,690

Operating income	403,778	376,620
Interest and other financing costs, net	96,857	92,443

Income before income taxes	306,921	284,177
Provision for income taxes	109,998	105,711

Net income	$196,923	$178,466

Earnings Per Share:
Basic	$1.06	$0.94
Diluted	$1.04	$0.92

Weighted Average Shares Outstanding:
Basic	186,425	189,131
Diluted	188,837	194,162

ARAMARK CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In Thousands)

	July 1, 2005	October 1, 2004
Assets

Current Assets	$1,339,795	$1,340,015
Property and Equipment, net	1,206,734	1,214,382
Goodwill	1,677,610	1,589,144
Other Assets	818,511	678,032

	$5,042,650	$4,821,573

Liabilities and Shareholders’ Equity

Current Liabilities (1)	$1,321,808	$1,454,930
Long-Term Borrowings	1,971,674	1,843,200
Other Liabilities	491,624	373,788
Total Shareholders’ Equity	1,257,544	1,149,655

	$5,042,650	$4,821,573

(1)	Includes $40.5 million and $25.5 million of current maturities of long-term borrowings as of July 1, 2005 and October 1, 2004, respectively.

ARAMARK CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(Unaudited)

(In Thousands)

	Nine Months Ended
	July 1, 2005	July 2, 2004
Cash flows from operating activities:
Net income	$196,923	$178,466
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	235,962	218,106
Income taxes deferred	(3,055)	21,539
Changes in noncash working capital	(124,043)	(138,381)
Net proceeds from sale of receivables	30,500	—
Other operating activities	(26,067)	(39,618)

Net cash provided by operating activities	310,220	240,112

Cash flows from investing activities:
Net purchases of property and equipment and client contract investments	(213,518)	(200,002)
Proceeds from sale of investment	—	8,500
Acquisitions and other investing activities	(89,760)	(136,568)

Net cash used in investing activities	(303,278)	(328,070)

Cash flows from financing activities:
Net proceeds from long-term borrowings	145,867	185,593
Dividend payments	(30,313)	(27,946)
Proceeds from issuance of common stock	30,997	37,578
Repurchase of stock and other financing activities	(156,492)	(106,979)

Net cash provided by (used in) financing activities	(9,941)	88,246

Increase (decrease) in cash and cash equivalents	$(2,999)	$288

ARAMARK CORPORATION AND SUBSIDIARIES

SALES AND OPERATING INCOME BY SEGMENT

SUPPLEMENTAL DATA

(Unaudited)

(In Thousands)

	Three Months Ended
	July 1, 2005	July 2, 2004
Sales
Food and Support Services - United States	$1,815,272	$1,752,173
Food and Support Services - International	594,035	475,595
Uniform and Career Apparel - Rental	282,879	262,312
Uniform and Career Apparel - Direct Marketing	100,180	104,844

	$2,792,366	$2,594,924

Operating Income
Food and Support Services - United States	$97,670	$89,361
Food and Support Services - International	21,250	19,172
Uniform and Career Apparel - Rental	31,329	29,124
Uniform and Career Apparel - Direct Marketing	2,576	2,428
Corporate	(8,893)	(8,135)

	$143,932	$131,950

ARAMARK CORPORATION AND SUBSIDIARIES

SALES AND OPERATING INCOME BY SEGMENT

SUPPLEMENTAL DATA

(Unaudited)

(In Thousands)

	Nine Months Ended
	July 1, 2005	July 2, 2004
Sales
Food and Support Services - United States	$5,297,508	$5,085,759
Food and Support Services - International	1,715,328	1,366,679
Uniform and Career Apparel - Rental	839,853	778,480
Uniform and Career Apparel - Direct Marketing	329,052	340,392

	$8,181,741	$7,571,310

Operating Income
Food and Support Services - United States (1)	$269,952	$239,793
Food and Support Services - International (2)	60,084	58,836
Uniform and Career Apparel - Rental	91,355	84,741
Uniform and Career Apparel - Direct Marketing	12,135	18,752
Corporate	(29,748)	(25,502)

	$403,778	$376,620

(1)	Includes $9.7 million gain on real estate sale by equity affiliate that was recorded in the second quarter of fiscal 2005.
(2)	Includes $7.4 million charge for exiting West Africa business and severance that was recorded in the second quarter of fiscal 2005.

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ORGANIC SALES GROWTH

(Unaudited)

(In thousands)

Management believes that presentation of sales growth in the quarterly periods adjusted to eliminate the effects of acquisitions, divestitures and the impact of currency translation (organic growth), provides useful information to investors because it enhances comparability between the current year and prior year reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations.

	Three Months Ended		% Change
	July 1, 2005	July 2, 2004
Food and Support Services - International Sales (as reported)	$594,035	$475,595	25%
Effect of Currency Translation	—	25,951

Food and Support Services - International Sales (excluding currency translation)	594,035	501,546	18%
Effect of Acquisitions and Divestitures	(51,862)	—

Food and Support Services - International Sales (as adjusted)	$542,173	$501,546	8%

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

FULL YEAR DILUTED EARNINGS PER SHARE GUIDANCE

(Unaudited)

From time to time, ARAMARK provides guidance with respect to its estimate of diluted earnings per share. In the second quarter of fiscal 2005, the Company recorded a gain on a real estate sale by an equity affiliate of $9.7 million ($7.8 million net of tax; $0.04 per share). Additionally, the Company recorded charges of $7.4 million ($4.8 million net of tax; $0.02 per share) related to the plan to exit its oil services business in West Africa and management separation charges in the UK. These items have been excluded in the analysis that follows due to the size and unusual nature of these items.

	Fiscal Year Ended September 30, 2005
Estimated Range of Full Year Diluted Earnings Per Share (before adjustment)	$1.54	-	$1.57
Less: Gain from Real Estate Sale by Equity Affiliate	(0.04)		(0.04)
Add: Charges for Exiting West Africa and UK Management Separation Costs	0.02		0.02

Estimated Range of Full Year Diluted Earnings Per Share (as adjusted)	$1.52	-	$1.55